Exhibit 99.1

NEWS RELEASE

Date:	April 17, 2007
FOR IMMEDIATE RELEASE

Contact:	Cheryl Moll
XETA Technologies
(918) 664-8200

XETA Receives International Award for Services Innovation from Nortel

Broken Arrow, Okla. — XETA Technologies (NASDAQ: XETA) announced today it has received the Nortel Supplier of the Year award Thursday for Innovation in Services in the emerging supplier category.  The award was presented on April 12, 2007 at the 11th annual Nortel Networks Supplier Forum in Beijing, China.

The forum was a two-day global event honoring Nortel’s top performing suppliers and representatives for 2006.  More than 250 people representing 112 of Nortel’s strategic suppliers attended the Beijing event.

“This is definitely an award we’re proud of,” said Greg Forrest, XETA president and chief operating officer. “It is global recognition of the level of service we provide, and it puts us in a very exclusive group of companies.”

The award was presented by Nortel’s Joel Hackney, executive vice president of global operations and quality, and Jeff Townley, chief procurement officer. Scott Davis, XETA’s executive director of Nortel sales, accepted the award on behalf of the company.

“We rely on our suppliers to streamline our supply chain process through a focus on value, velocity and vision,” said Townley. “The suppliers and representatives honored for 2006 represent that focus and the ‘best in class’ thinking behind Nortel’s supply chain transformation.”

Awards were presented in seven categories.  “We pride ourselves on our service innovation, which is what our award recognized us for — our ability to meet the unique needs of Nortel’s customers,” said Forrest. “That means a great deal to us because we consider ourselves a service organization first.”

An emerging supplier of Nortel products, XETA provides complete voice and data managed solutions and offers product expertise across Nortel’s complete data, voice, and applications portfolios.  Nortel is a world leader in developing packet, optical, wireless and voice technologies and designs, builds and manages communications networks.

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About XETA Technologies

With a 25 year operating history, XETA sells, installs and services communications systems and applications for enterprise customers. XETA’s nationwide sales and service footprint, 24x7x365 in-house contact center, and competencies at the highest levels with the leading communications equipment manufacturers—Avaya and Nortel— uniquely positions the company to serve multi-location Fortune 1000 and U.S. government customers throughout the U.S.  XETA’s product offering is sold through direct relationships as well as partnerships with leading systems integrators, network provider and manufacturers.  In addition to the Company’s growing presence in the commercial marketplace, XETA has long been recognized as the leading provider of communication solutions to the hospitality industry.  More information about XETA (NASDAQ: XETA) is available at www.xeta.com.